                                                    ----------------------------
                                                            OMB APPROVAL
                                                    ----------------------------
                                                    OMB Number:        3235-0145
                                                    Expires:   December 31, 1997
                                                    Estimated average burden
                                                    hours per response.... 14.90
                                                    ----------------------------
                                     UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549



                                     SCHEDULE 13G

                      UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                 (AMENDMENT NO. ___)*


                            Dynamic Materials Corporation
--------------------------------------------------------------------------------
                                   (Name of Issuer)

                                     Common Stock
--------------------------------------------------------------------------------
                            (Title of Class of Securities)

                                      267888105
--------------------------------------------------------------------------------
                                    (CUSIP Number)

Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




SEC 1745 (2/95)
                                     Page 1 of 5

--------------------------                         -----------------------------
 CUSIP NO. 267888105               13G             PAGE 2 OF 5 PAGES
--------------------------                         -----------------------------

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Woodland Partners LLC
          41-1832463
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) / /

                                                                  (b) / /
--------------------------------------------------------------------------------
  3   SEC USE ONLY


--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

          Minnesota
--------------------------------------------------------------------------------
                       5   SOLE VOTING POWER

     NUMBER OF                211,700
                     -----------------------------------------------------------
       SHARES          6   SHARED VOTING POWER

    BENEFICIALLY

      OWNED BY                29,300
                     -----------------------------------------------------------
        EACH           7   SOLE DISPOSITIVE POWER

     REPORTING                241,000

       PERSON        -----------------------------------------------------------
                       8   SHARED DISPOSITIVE POWER
        WITH
                              0
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          241,000 Shares
--------------------------------------------------------------------------------
  10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          9.5%
--------------------------------------------------------------------------------
  12  TYPE OF REPORTING PERSON*

          IA
--------------------------------------------------------------------------------


                        * SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1.
    (a)  Name of Issuer

         Dynamic Materials Corporation

    (b)  Address of Issuer's Principal Executive Offices

         551 Aspen Ridge Drive
         Lafayette, CO 80026

ITEM 2.
    (a)  Name of Person Filing

         Woodland Partners LLC (the "Company")

    (b)  Address of Principal Business Office or, if None, Residence

         60 South Sixth Street
         Suite 3750
         Minneapolis, Minnesota  55402

    (c)  Citizenship

         The Company is organized in Minnesota

    (d)  Title of Class of Securities

         Common Stock

    (e)  CUSIP Number

         267888105

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

    (a)  / / Broker or Dealer registered under section 15 of the Act

    (b)  / / Bank as defined in section 3(a)(6) of the Act

    (c)  / / Insurance Company as defined in section 3(a)(19) of the Act

    (d) / / Investment Company registered under section 8 of the Investment Company Act

    (e) /x/ Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

    (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see section 240.13d-1(b)(1)(ii)(F)

    (g)  / / Parent Holding Company, in accordance with section
          240.13d-1(b)(ii)(G) (Note:  See Item 7)

    (h)  / / Group, in accordance with section  240.13d-1(b)(1)(ii)(H)

ITEM 4.  OWNERSHIP

    (a)  Amount Beneficially Owned

         241,000 shares

    (b)  Percent of Class

         9.5%

    (c)  Number of shares as to which such person has:

           (i)   sole power to vote or to direct the vote

                 211,700

          (ii)   shared power to vote or to direct the vote

                 29,300

         (iii)   sole power to dispose or to direct the disposition of

                 241,000

          (iv)   shared power to dispose or to direct the disposition of

                 0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /.

    Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

    The Company manages accounts for the benefit of its clients. Dividends on, and the proceeds from the sale of, securities are credited to the account which holds or held such securities. No single account managed by the Company holds more than five percent of the class of securities referred to above.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

    Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

    Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

    Not Applicable

ITEM 10.  CERTIFICATION

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                      SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                            February 3, 1997
                                   ------------------------------------
                                                 Date

                                         /s/ Richard J. Rinkoff
                                   ------------------------------------
                                               Signature

                                  Richard J. Rinkoff, Managing Partner
                                   ------------------------------------
                                              Name/Title


                                     Page 5 of 5